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Exhibit 2.1

 AMENDED AND RESTATED

STOCK EXCHANGE AGREEMENT

BY AND AMONG

ARMAGH GROUP INC.,

OVT, INC.,

RICHARD E. BENNETT, JR.,

ROBERT J. WALTERS,

AND

WILLIAM R. DUNAVANT

Dated as of November 19, 2002

CROSS-REFERENCE TO DEFINED TERMS

        The capitalized terms listed below are used in this Agreement with the meanings ascribed to those terms in the Section identified adjacent to such term:

DEFINED TERM	PAGE
Affiliate	2
Agreement	2
Bennett	1
Business	1
Closing	4
Closing Date	4
Code	2
Contract	2
Deferred Shares	2
Dunavant	1
Environmental Claim	10
Environmental Laws	10
Equipment	3
ERISA	3
Exchange Act	6
Financial Statements	8
Hazardous Materials	10
Information	17
Intellectual Property	3
OVT	1
OVT Shares	1
OVT Target Revenue	2
person	19
Private Placement	6
Purchaser	1
Purchaser Shares	2
Records	3
Regulation D	1
Requesting Party	6
Reverse Stock Split	6
SEC	1
Securities Act	1
Seller	1
Sellers	1
Software	3
Termination Date	18
Trade Secrets	3
Walters	1

STOCK EXCHANGE AGREEMENT

        THIS STOCK EXCHANGE AGREEMENT is made and entered into as of this 19th day of November, 2002, by and among ARMAGH GROUP INC., a Delaware corporation ("Purchaser"), OVT, INC., a Georgia corporation ("OVT"), RICHARD E. BENNETT, JR., a resident of the State of Georgia ("Bennett"), ROBERT J. WALTERS, a resident of the State of Georgia ("Walters"), and WILLIAM R. DUNAVANT, a resident of the State of Florida ("Dunavant"). Bennett, Walters, and Dunavant are the holders of a majority of the outstanding capital stock of OVT, each of whom is sometimes hereinafter referred to as a "Seller" and all of whom together are sometimes referred to as the "Sellers."

Background

        OVT is engaged in the business of designing, developing, selling, and marketing video compression and processing technology that delivers full motion video content to a web browser using an Internet connection (the "Business"). Purchaser currently has no business activities or assets. Purchaser is a public company that files reports pursuant to the Securities and Exchange Act of 1934 and its common stock is traded on the Over the Counter Bulletin Board under the symbol AMGH. The parties hereto desire to make this Agreement for the purpose of setting forth certain representations, warranties, covenants, and agreements in connection with the transactions contemplated hereby. Purchaser is issuing the Purchaser Shares to Sellers in reliance upon the exemption from securities registration pursuant to Section 4(2) and/or Regulation D ("Regulation D") as promulgated by the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). Sellers are selling and delivering the OVT Shares to Purchaser upon in reliance upon an exemption from the registration provisions of the Securities Act referred to as the 4(1)1/2 exemption. It is the intent of the parties that the exchange of shares common stock in this transaction will qualify as a "B" reorganization pursuant to Section 368 of the Code and that for accounting purposes the transaction will be accounted for as a reverse acquisition.

Agreement

        For and in consideration of the premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto, intending to be legally bound, agree:

ARTICLE 1. PURCHASE AND SALE OF THE SHARES

        Section 1.1    Agreement to Sell.    For the consideration hereinafter provided, and upon and subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey, and deliver to Purchaser and Purchaser shall purchase and acquire all of the outstanding capital stock of OVT consisting of 12,000,000 shares of Common Stock of OVT, par value $.01 (the "OVT Shares") with each Seller selling and delivering the number of OVT Shares set forth adjacent to the name of each Seller under the caption "OVT Shares" on Schedule 1 hereto. Sellers shall sell and deliver the OVT Shares free and clear of all liens, claims, charges, encumbrances, and security interests whatsoever, other than restrictions on transfer imposed by federal and state securities laws.

        Section 1.2    Purchase Price.    The purchase price for OVT Shares shall be paid solely by issuance of restricted shares of the Series A Convertible Preferred Stock, par value $.001 of Purchaser (the "Purchaser Shares") having the rights, privileges, and preferences described on Exhibit A. Subject to adjustment as provided in Section 1.3 of this Agreement, the purchase price for the OVT Shares is equal to 12,000,000 Purchaser Shares, with each Seller receiving a number of Purchaser Shares set forth adjacent to the name of each Seller under the caption "Purchaser Shares" on Schedule 1 hereto and 2,750,000 shares of Common Stock, par value $.001 of Purchaser (the "Deferred Shares"), to be issued on the first anniversary of Closing Date, with each Seller receiving one-third of the Deferred Shares.

Purchaser shall issue and deliver the Purchaser Shares and the Deferred Shares free and clear of all liens, claims, charges, encumbrances, and security interests whatsoever, other than restrictions on transfer imposed by federal and state securities laws. Sellers shall use a portion of the Deferred Shares to satisfy the obligations of OVT pursuant to all outstanding options to purchase OVT common stock.

        Section 1.3    Purchase Price Adjustment.    The number of Purchaser Shares to be issued and delivered to Sellers in payment of the Purchase Price hereunder is predicated on OVT having pre-tax earnings determined in accordance with GAAP of at least $220,000 ("OVT Target Revenue") for the fiscal year of OVT ended September 30, 2003, as determined from the audited financial statements of OVT for such year. In the event OVT's pre-tax earnings are less than OVT Target Revenue, 3,000,000 Purchaser Shares (or an equivalent number of shares of Common Stock issued upon conversion of Purchaser Shares) shall be forfeited by Sellers, with each Seller forfeiting 1,000,000 Purchaser Shares (or an equivalent number of shares of Common Stock issued upon conversion of Purchaser Shares). Each Seller to deposit a certificate evidencing 1,000,000 Purchaser Shares (or an equivalent number of shares of Common Stock issued upon conversion of Purchaser Shares) in escrow pending the determination of OVT Target Revenue for the fiscal year of OVT ended September 30, 2003, with instructions to deliver the certificates to Purchaser for cancellation of the stock transfer books of Purchaser if OVT's pre-tax earnings as determined from the audited financial statements of OVT for the fiscal year of OVT ended September 30, 2003, are less than OVT Target Revenue. The escrow agent shall also have instructions to deliver the certificates to Sellers if OVT's pre-tax earnings as determined from the audited financial statements of OVT for the fiscal year of OVT ended September 30, 2003, are not less than OVT Target Revenue.

        Section 1.4    Certain Definitions.    The capitalized terms set forth below, are used herein with the meanings thereafter ascribed.

        "Affiliate" means a person controlling, controlled by, or under common control with a person. As used in the preceding sentence, "control" means ownership of at least five percent of the outstanding equity securities or, the ability by contract or otherwise to direct the affairs of such person.

        "Agreement" means this Stock Exchange Agreement and Schedule 1, together with any amendments or modifications thereto.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Contract" or "Contracts" means all contracts, agreements, arrangements, or understandings, written or oral, by which OVT or Purchaser, as the case may be, receives any right or benefit or undertakes any liability or obligation.

        "Equipment" means all machinery, equipment, power and hand tools, computers, computer terminals, computer equipment, office equipment, business machines, telephone switches and telephone systems, spares and replacement parts, accessories, supplies, and the like.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Intellectual Property" means all (i) registered and unregistered, foreign and United States patents, trademarks, trade names, trade styles, and service marks and copyrights; (ii) confidential and proprietary information, Trade Secrets (defined below), designs, art work, designs-in-process, formulations, know-how, prototypes, and inventions; and (iii) computer software consisting of both source and object code, and all program listings, flowcharts, and documentation related thereto ("Software").

        "Records" shall mean information inscribed on a tangible medium (such as paper) or a magnetic or digital medium (such as a disk drive or tape) including, without limitation, files and records, including correspondence with clients, books of account, employment records, records pertaining to suppliers, and other written materials.

        "Trade Secrets" means information which derives economic value, actual or potential, from not being generally known and not being readily ascertainable to other persons who can obtain economic value from its disclosure or use and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Trade Secrets includes, without limitation, (i) any application, operating system, communication system, or other computer software (whether in source or object code) and the documentation related thereto, whether or not copyrighted, patented or patentable, related to or used in the Business; and (ii) information concerning the customers, services, pricing strategies, personnel assignments, and policies of Purchaser and OVT or any parent or subsidiary, or matters concerning the financial affairs and management of Purchaser or OVT or any parent, subsidiary, or affiliate of Purchaser; provided however, that Trade Secrets shall not include any Excluded Information.

ARTICLE 2. PROCEDURE FOR CLOSING

        Section 2.1    Pre-Closing Obligations of Sellers and OVT.

          (a)  Subject to the confidentiality restrictions set forth in Section 7.1 hereof, from the date hereof to the Closing and during normal business hours, Sellers shall cause OVT to afford Purchaser, its counsel, accountants, and other representatives, free and full access to the offices, properties, books, Contracts, commitments, records, vendors, and customers of OVT, and shall furnish such persons with all information (including financial and operating data) concerning the Business and OVT as they reasonably may request. Requests for such information shall be coordinated with the designated representatives of OVT, and Sellers shall use their best efforts to assist Purchaser, its counsel, accountants, and other representatives in their examination.

          (b)  Each Seller shall file form IAD with the Securities and Exchange Commission and obtain codes for EDGAR filings.

        Section 2.2    Pre-Closing Obligations of Purchaser.

          (a)  Subject to the confidentiality restrictions set forth in Section 7.1 hereof, from the date hereof to the Closing and during normal business hours, Purchaser shall afford OVT, its counsel, accountants, and other representatives, free and full access to the offices, properties, books, Contracts, commitments, and Records of Purchaser, and shall furnish such persons with all information (including financial and operating data) concerning Purchaser as they reasonably may request. Requests for such information shall be coordinated with the designated representatives of Purchaser, and Purchaser shall use its best efforts to assist Seller, their counsel, accountants, and other representatives in their examination.

          (b)  Prepare and file with the Delaware Secretary of State a Certificate of Designations creating the Purchaser Shares.

        Section 2.3    Closing.    Subject to Article 11 of this Agreement, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Baker, Donelson, Berman & Caldwell, 5 Concourse Parkway, Suite 900, Atlanta, Georgia 30328, at 10:00 a.m. EST, on the third (3rd) business day immediately following the date on which the last of the conditions set forth in Article 5 hereof is fulfilled or waived, or at such other time, date, and place as Sellers and Purchaser shall mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date."

        Section 2.4    Deliveries at Closing.    At the Closing, each of the following items shall be delivered:

          (a)  Sellers shall deliver to Purchaser the following:

            (i)    certificates evidencing all OVT Shares, duly endorsed for transfer and otherwise in a form suitable for transfer on the books of OVT;

            (ii)  a certificate of Sellers with respect to the matters described in Sections 5.1, 5.2, and 5.4 hereof;

            (iii) a certificate of an officer of OVT with respect to the matters described in Sections 5.1 and 5.2 hereof;

            (iv)  a certificate of existence or a certificate of good standing; and

            (v)    such other evidence of the performance of all covenants and the satisfaction of all conditions required of Sellers by this Agreement at or prior to the Closing Date as Purchaser or its counsel may reasonably require.

  The documents and certificates to be delivered hereunder by or on behalf of Sellers on the Closing Date shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

          (b)  Purchaser shall deliver to Sellers the following:

            (i)    the Purchase Price, against delivery of a certificate or certificates evidencing all OVT Shares, duly endorsed for transfer. The Purchaser Shares to be issued to each Seller shall be registered in the name of each Seller;

            (ii)  a certificate of Purchaser with respect to the matters described in Sections 6.1;

            (iii) a certificate of the Secretary of Purchaser with respect to the matters described in Section 6.2 hereof; and

            (iv)  such other evidence of the performance of all covenants and the satisfaction of all conditions required of Purchaser by this Agreement at or prior to the Closing Date as Sellers or its counsel may reasonably require.

        The documents and certificates to be delivered hereunder by or on behalf of Purchaser on the Closing Date shall be in form and substance reasonably satisfactory to Sellers and their counsel.

        Section 2.5    Post Closing Matters.

          (a)  Immediately following Closing, Purchaser's Board of Directors shall consist of three (3) members and Bennett and Walters shall be appointed to Purchaser's Board of Directors. The Board of Directors will create a compensation committee initially consisting of Purchaser's sole incumbent director Darren Breitkreuz. The compensation committee shall approve all issuances of securities not contemplated by this Agreement until OVT Target Revenue shall have been attained, and thereafter, shall approve all issuances of securities to employees, officers, and directors of Purchaser. The compensation committee may delegate its duties. Sellers shall not take any action to remove Darren Breitkreuz as a director or as the sole member of the compensation committee prior to the first anniversary of the Closing Date.

          (b)  Immediately following Closing, the Board of Directors shall pass a resolution that requires the written approval of Darren Breitkreuz prior to the issuance of any check during the one year period which ends on the first anniversary of the Closing that is (i) in excess of the amount of the largest of OVT's usual recurring payments made in the ordinary course of business from time to time or (ii) that is in excess of US$10,000 and is not in the ordinary course of business.

          (c)  Immediately following Closing, Purchaser's Board of Directors shall elect Bennett as President and Chief Executive Officer of Purchaser and Walters as Chairman and Chief Technology Officer of Purchaser.

          (d)  Within fifteen (15) days following Closing, Purchaser shall contribute $500,000 to the capital of OVT.

          (e)  Within ten (10) days following Closing, each of Bennett, Walters, and Dunavant shall file with the Securities and Exchange Commission a Initial Report of Beneficial Ownership of Securities on Form 3 reflecting the Purchaser Shares each acquired at Closing.

          (f)    Within thirty (30) days following the Closing, Purchaser shall commence a private placement of its common stock to raise not less than $1,500,000 (the "Private Placement").

          (g)  Promptly after closing, Purchaser shall prepare and file an Information Statement meeting the requirements of Regulation 14C promulgated pursuant to the Securities and Exchange Act of 1934 (the "Exchange Act") for the purpose of effecting a three for one reverse stock split (the "Reverse Stock Split") such that the outstanding common stock of Purchaser immediately following the Reverse Stock Split shall not exceed 3,204,317 shares of Common Stock, and approving a change of Purchaser's corporate name to SmartVideo Technologies, Inc. or another name more representative, in the judgment of Purchaser's Board of Directors, of the Business.

          (h)  Within ten (10) days following Closing, each of Bennett, Walters, and Dunavant shall file with the Securities and Exchange Commission a Schedule 13D reflecting the Purchaser Shares each acquired at Closing.

          (i)    Within fifteen (15) days after closing Purchaser shall file with the Securities and Exchange Commission a Current Report on Form 8-K reporting the transaction contemplated by this Agreement and its effect, the appointment of new directors and officers, and such other information as Purchaser shall determine is appropriate, and within the time period permitted, if required, an amendment containing the audited financial statements of OVT.

        Section 2.6    Further Assurances.    Each of the parties hereto, from time to time after the Closing, at the request of another party to this Agreement (a "Requesting Party"), will execute, acknowledge, and deliver to any Requesting Party such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as Purchaser may reasonably request. Each of the Parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF OVT AND SELLERS

        For the purpose of inducing Purchaser to enter into this Agreement, OVT and each Seller jointly and severally represent and warrant to Purchaser that:

        Section 3.1    Title to Shares, Authority, Investment Intent.

          (a)  At Closing, Sellers shall collectively own of record and beneficially, all outstanding shares of capital stock of OVT. Each Seller has and on the Closing Date will have good title to the OVT Shares to be delivered to Purchaser as provided in Section 2.4 hereof, free and clear of all claims, liens, charges, encumbrances, and options, whatsoever, including any rights of OVT or of any third parties whatsoever with respect thereto.

          (b)  Each Seller has duly and validly executed and delivered this Agreement. Each Seller has the full legal capacity and the full legal right, power, and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and thereby without the consent or approval of any other person or entity. This Agreement constitutes a binding obligation of each Seller and is enforceable against each Seller in accordance with its terms.

          (c)  Each Seller represents and warrants with respect to only himself that:

            (i)    The Purchaser Shares are being acquired for Seller's own account without the participation of any other person, with the intent of holding the Purchaser Shares for investment and without the intent of participating, directly or indirectly, in a distribution of the Purchaser Shares and not with a view to, or for resale in connection with, any distribution of the Purchaser Shares;

            (ii)  Seller is able to bear the economic risks of the investment in the Purchaser Shares, including the risk of a complete loss of Seller's investment therein;

            (iii) Seller understands and agrees that the Purchaser Shares will be issued and sold to Seller without registration under any state law relating to the registration of securities for sale, and will be issued and sold in reliance on the exemptions from registration under the Securities Act provided by Sections 3(b) and/or 4(2) thereof and the rules and regulations promulgated thereunder;

            (iv)  The Purchaser Shares cannot be offered for sale, sold, or transferred by Seller other than pursuant to: (A) an effective registration under the Securities Act or in a transaction otherwise in compliance with the Securities Act; and (B) evidence satisfactory to Purchaser of compliance with the applicable securities laws of other jurisdictions. Purchaser shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws;

            (v)    Seller has had the opportunity to ask questions of and receive answers from Purchaser and any person acting on its behalf, and to obtain all material information reasonably available with respect to Purchaser and its affairs, and has received satisfactory answers to all such questions and received all documents and other information requested of Purchaser.

          (d)  Seller covenants with respect to only himself that Seller will not pledge or hypothecate any Purchaser Shares or the common stock issued upon conversion of the Purchaser Shares with any bank, broker dealer, or similar institution for a period of twelve (12) months after the date of issuance of the Purchaser Shares.

        Section 3.2    Organization and Qualification.    OVT is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. OVT is duly qualified and is in good standing as a foreign corporation in each jurisdiction in which the nature of the property or assets owned by OVT or the nature of the operations or business conducted by OVT requires such qualification and where the failure to be so qualified would have a material adverse effect on OVT.

        Section 3.3    Subsidiaries and Joint Ventures.    No shares of any corporation or any ownership or other investment interest, either of record, beneficially, or equitably, in any association, partnership, joint venture, or other legal entity are owned or controlled by OVT.

        Section 3.4    Authority.    The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by OVT has been duly and validly authorized and approved by all necessary action on the part of OVT. This Agreement is the legal, valid, and binding obligation of OVT, enforceable against OVT in accordance with its terms. Neither the execution and delivery of this Agreement by OVT and Sellers nor the consummation of the transactions contemplated hereby will (i) violate the Articles of Incorporation or Bylaws of OVT, (ii) violate any provisions of law or any order of any court or any governmental unit to which either OVT or Sellers is a party or by which it or any of their properties or assets may be bound, (iii) (a) conflict with, result in a breach of, or constitute a default under, any indenture, mortgage, lease, agreement, or other instrument to which either OVT or Sellers is a party or by which it or they or any of its or their assets or properties may be bound, or (b) result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of OVT or result in the acceleration of the maturity of any payment date of any of the liabilities of OVT, or increase or adversely affect the obligations of OVT thereunder, (iv) violate any material term or provision of, result in a default, give rise to any right of termination, cancellation, or acceleration, or cause the loss of any right or option, under any Contracts, the breach of which would have a material adverse effect on OVT or the Business or the consummation of the transactions contemplated hereby, or (v) result in any encumbrance upon any of the assets or properties of OVT.

        Section 3.5    Capitalization.    The authorized capital stock of OVT consists of 100,000,000 shares of common stock, par value $.01 and 20,000,000 shares of preferred stock, par value $.01. At Closing, 12,000,000 shares of common stock and no shares of preferred stock will be duly and validly issued and outstanding. All outstanding shares of common stock are duly and validly issued, fully paid and non-assessable, and were issued in full compliance with all federal, state, and local laws, rules, and regulations, and at closing will be owned, of record and beneficially, by Sellers as described on Schedule 1 hereof. There is no subscription right, option, warrant, convertible security, or other right (contingent or other) presently outstanding, for the purchase, acquisition, or sale of common stock or any other securities of OVT, or any securities convertible into or exchangeable for common stock or other securities of OVT, except that options to purchase 1,570,500 shares of OVT Common Stock are outstanding. There are no stock appreciation rights, phantom stock, or similar rights in existence. At Closing there will be no agreements purporting to restrict the transfer of the OVT Shares, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the OVT Shares, and none of the OVT Shares are currently pledged or held as security by any person or entity.

        Section 3.6    Financial Statements.    True, correct, and complete copies of: the unaudited Balance Sheet of OVT dated September 30, 2002, and unaudited Statement of Income for the year then ended (collectively, the "Financial Statements") have been delivered to Purchaser. The Financial Statements (i) are in accordance with the books and records of OVT, and (ii) present fairly the financial condition of OVT as of the respective dates indicated and the results of operations for such periods. The books, records, and accounts of OVT shown to Purchaser accurately and fairly reflect, in reasonable detail, all transactions, assets, and liabilities of OVT. OVT has not engaged in any transaction, maintained any bank account, or used any of the funds of OVT, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of OVT. There is no liability or indebtedness of OVT for dividends or other distributions declared or accumulated but unpaid with respect to the OVT Shares.

        Section 3.7    Personal Property.    OVT owns or has the right to use all of its furniture, fixtures, Equipment, vehicles, and other items of personal property free and clear of all liens, claims, charges, security interests, and other encumbrances of any kind and of any nature. All furniture, fixtures, Equipment, vehicles, and other items of personal property are in good operating condition (normal wear and tear excepted), are adequate and usable for the continued operation of the Business as the same is presently conducted.

        Section 3.8    Contracts.    Each of Contract to which OVT is a party was entered into in the ordinary course of business on terms substantially consistent with OVT practice prior thereto, is in full force and effect, and there exists no breach or violation of, or default by OVT under any of such Contracts, nor, to the knowledge of OVT, by any other party to such Contract, nor is there any event which, with notice or the lapse of time, or both, will create a breach or violation of, or default under by OVT thereunder. There is no Contract that contains any contractual requirement with which there is a reasonable likelihood that OVT or any other party thereto will be unable to comply. The continuation, validity, and effectiveness of each Contract will in no way be affected by the consummation of the transactions contemplated by this Agreement.

        Section 3.9    Intellectual Property.    OVT, to the best of its knowledge, is the sole and exclusive owner of all right, title, and interest in and to the Intellectual Property free and clear of all liens, security interests, charges, encumbrances, equities, or other adverse claims (including without limitation undisclosed distribution rights). OVT has not received notice of, and to the best knowledge of both OVT and Sellers there is no basis for, any claim, charge, action, suit, or preceding against OVT involving: (i) unfair competition with respect to any intangible property right of any third person or entity; (ii) infringement by the Intellectual Property of any patent, trademark, trade name, copyright, trade secret, or other intellectual property right of any third party; (iii) the improper use of the trade secrets, formulae, or intellectual property of others; or (iv) a claim that any trademark, trade name, service mark, or logo in use or proposed for use by Sellers with respect to OVT is likely to be confused with a trademark, trade name, service mark, or logo of a third party. There are no outstanding, nor to the best knowledge of OVT and Sellers are there any threatened, disputes or other disagreements with respect to (i) ownership of the Intellectual Property, (ii) any licenses or similar agreements or arrangements, or (iii) infringement by a third party of any of the Intellectual Property. OVT has taken all steps reasonably necessary to protect its right, title, and interest in and to the Intellectual Property and the continued use of the Intellectual Property. Without limiting the generality of the foregoing, all designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying, or reflecting any of the Intellectual Property at any state of its development were written, developed, and created solely and exclusively by employees of OVT without the assistance of any third party, or were created by third parties who assigned ownership of their rights to OVT in valid and enforceable agreements. OVT has at all times used commercially reasonable efforts to protect its Trade Secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such Trade Secrets by release thereof into the public domain. OVT has at all times used commercially reasonable efforts to protect the confidentiality of all of its other confidential and proprietary information and that of third parties which is or has been in its possession. Each person currently or formerly employed by OVT (including independent contractors, if any) that has or had access to confidential information and Trade Secrets of OVT has executed a confidentiality and non-disclosure agreement. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of OVT and such person, enforceable in accordance with their respective terms, except as enforceability may be limited by general equitable principles or the exercise of judicial discretion in accordance with such principles. To the best of OVT's knowledge, neither the execution or delivery of such agreements, nor the carrying on of the business of OVT by such persons, as currently conducted, from and after the Closing Date, will conflict with or result in a breach of the terms, conditions, or provisions of or constitute a default under any contract, covenant, or instrument under which any of such persons is obligated.

        Section 3.10    Insurance.    OVT is currently has no insurance covering its properties and business.

        Section 3.11    Environmental Matters.

          (a)  OVT has not received notice of any Environmental Claim filed or threatened against it or against any other person or entity whose liability for any Environmental Claim has been retained or assumed either contractually or by operation of law;

          (b)  OVT has not disposed of, emitted, discharged, handled, stored, transported, used, or released any Hazardous Materials (or arranged for any of the foregoing), or exposed any employee or other individual to any Hazardous Materials or condition so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws;

          (c)  No Hazardous Materials are, to the knowledge of OVT, present in, on, or under any properties owned, leased, or used at any time (including both land and improvements thereon) by OVT, and, to the knowledge of OVT, no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased, or used at any time

  (including both land and improvements thereon) by OVT so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws.

          As used herein, "Environmental Claim" means any notice, claim, act, cause of action or investigation by any Person alleging potential liability arising out of, based on or resulting from the presence, or release into the environment, of any Hazardous Materials or any violation, or alleged violation, of any Environmental Law. As used herein, "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment or the protection of human health. As used herein, "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, any chemicals used or waste generated as a result of typical office and janitorial activities.

        Section 3.12    Litigation.    There are no claims, charges, arbitrations, grievances, actions, suits, proceedings, or investigations pending against, or affecting OVT at law or in equity or admiralty, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. OVT is not in default under or in violation of any order, writ, injunction, or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Business or OVT.

        Section 3.13    Brokers and Finders.    Neither Sellers OVT, nor any Affiliate has incurred any obligation or liability to any investment banker, broker, finder, intermediary, or other person.

        Section 3.14    Labor Matters.    Since its inception, OVT, has not experienced any slowdown, work interruption, strike, or work stoppage by employees of OVT. OVT is not a party to nor does OVT have any obligation pursuant to any collective bargaining agreement, nor is OVT obligated under any agreement to recognize or bargain with any labor organization or union on behalf of such employees. Neither OVT nor any of its officers, directors, or employees has been charged or, to OVT's knowledge, threatened with the charge of any unfair labor practice. After reasonable investigation, neither OVT nor Sellers is aware that any significant employee or consultant of OVT is obligated under any contract or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with the obligation of such Employee or consultant to use best efforts to promote the interests of OVT. To the knowledge of OVT and Sellers no third party has claimed or has reason to claim that any person employed by or affiliated with OVT has (i) violated or may be violating any of the terms or conditions of any employment, non-competition, or non-disclosure agreement between such employee and such third party, (ii) disclosed or may be disclosing, or utilized or may be utilizing, any trade secret or proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of OVT present or former employees. No third party has requested information from OVT which suggests that such a claim might be contemplated. To the knowledge of OVT and Sellers no person employed by or affiliated with OVT has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to the knowledge of OVT and Sellers no person employed by or affiliated with OVT has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture, or sale of any product or proposed product, or the development or sale of any service or proposed service of OVT, and OVT has no reason to believe there will be any such employment or violation. To the knowledge of OVT and Sellers none of the execution or delivery of this Agreement, or the carrying on of the business of OVT by its officers, Employees, or agents, or the conduct or proposed conduct of the business of OVT, will conflict with or result in a breach of the terms, conditions, or provisions of or constitute a default under any contract, covenant, or instrument under which any such person is obligated.

        Section 3.15    Governmental Approval and Consents.    No authorization, consent, approval, designation, order, declaration by, or filing with, any public body, governmental authority, bureau, or agency is necessary or required as a condition to the validity of this Agreement or the consummation of the transactions contemplated hereby.

        Section 3.16    Taxes.    OVT has not timely filed all federal and foreign income and employment tax returns and all state, county, and local income, property, employment, and other tax returns required to be filed it.

        Section 3.17    Employee Benefit Plans.    OVT does not have, and has had, any plan that is an employee benefit plan as defined in Section 3(3) of ERISA, nor any other pension, profit sharing, retirement, deferred compensation, disability, hospitalization, medical, life insurance, or other similar employee benefit plan, program, policy, or arrangement.

        Section 3.18    Compliance with Laws.    OVT, to the best of its knowledge, is not engaging in any activity or omitting to take any action that is or creates a violation of any law, statute, ordinance, or regulation applicable to OVT or the Business, which violation would have a material adverse effect on OVT or the Business. OVT is not subject to any judgment, order, writ, injunction, or decree issued by any court or any governmental or administrative body or agency which materially affects OVT, the Business, or any of the assets and properties of the Business.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to OVT and Sellers as follows:

        Section 4.1    Organization and Qualification.    Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all corporate power and authority to conduct its business, to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated. Purchaser is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the in which the nature of the property or assets owned by Purchaser or the nature of the operations or business conducted by Purchaser requires such qualification and where the failure to be so qualified would have a material adverse effect on Purchaser.

        Section 4.2    Authority.    Purchaser has full power and authority to enter into each of this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the delivery of the Purchaser Shares has been duly and validly authorized and approved by all necessary action on the part of Purchaser. This Agreement is the legal, valid, and binding obligation of Purchaser and each is enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and by the exercise of judicial discretion in accordance with equitable principles. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated thereby will (i) violate Purchaser's Certificate of Incorporation or Bylaws, as amended, (ii) violate any provisions of law or any order of any court or any governmental unit to which Purchaser is subject, or by which its assets are bound, or (iii) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which Purchaser is a party or by which its assets or properties are bound.

        Section 4.3    Purchaser Capitalization.    The authorized capital stock of Purchaser consists of 50,000,000 shares of common stock, par value $.001 and 50,000,000 shares of preferred stock, par value $.001, of which 12,000,000 shares have been designated as Series A Convertible Preferred Stock. At Closing after giving effect to the issuance of the Purchaser Shares, 9,612,952 shares of common stock and 12,000,000 shares of Series A Convertible Preferred Stock will be duly and validly issued and outstanding. All outstanding shares of common stock Series A Convertible Preferred Stock will be duly and validly issued, fully paid and non-assessable, and were issued in full compliance with all federal, state, and local laws, rules, and regulations. There is no subscription right, option, warrant, convertible security, or other right (contingent or other) presently outstanding, for the purchase, acquisition, or sale of common stock or any other securities of Purchaser, or any securities convertible into or exchangeable for common stock or other securities of Purchaser, except for a commitment to issue 3,745,000 shares of common stock after the Reverse Stock Split. There are no stock appreciation rights, phantom stock, or similar rights in existence. There are no agreements purporting to restrict the transfer of the common stock or the Series A Convertible Preferred Stock of Purchaser, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the common stock or the Series A Convertible Preferred Stock of Purchaser.

        Section 4.4    SEC Filings.    Purchaser has timely filed all reports required to be filed with the Securities and Exchange Commission. Each report is complete and accurate in all material respects. Purchaser has delivered to Sellers true and correct copies of Purchaser's Form 10 as filed with the SEC on July 23, 1999, Form 10-K for the year ended December 31, 2001 filed with the SEC on April 19, 2002, and all reports on Form 10Q and Form 8K filed with the SEC since December 31, 2001.

        Section 4.5    Liabilities.    Purchaser has no employees or consultants, no Contracts, other than stock purchase or other agreements pursuant to which Purchaser has or is obligated to issue common stock, no loans (other than the Bridge Loan), leases, or other debts, and no other liabilities or obligations whatsoever, except for accounts payable not to exceed $15,000 at Closing, and at Closing shall have cash on hand sufficient to pay all such liabilities and obligations.

        Section 4.6    Litigation.    There are no claims, charges, arbitrations, grievances, actions, suits, proceedings, or investigations pending against, or affecting Purchaser at law or in equity or admiralty, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, nor is there any basis for the assertion of any such claim, charge, grievance, action, suit, proceeding, or investigation by or against Purchaser. Purchaser is not in default under or in violation of any order, writ, injunction, or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Business or Purchaser.

        Section 4.7    Brokers and Finders.    Neither Purchaser nor any affiliate of Purchaser has incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the purchase of the OVT Shares which has not been disclosed to OVT and Sellers.

        Section 4.8    Governmental Approval and Consents.    No consent, approval, or authorization of, or declaration, filing, or registration with, any governmental or regulatory authority is required in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby.

        Section 4.9    Taxes.    At closing Purchaser shall have timely filed all federal and foreign income and employment tax returns and all state, county, and local income, property, employment, and other tax returns in each state where such returns are required to be filed on or prior to the Closing Date, taking into account any extensions of the filing deadlines which have been validly granted to Purchaser and shall have paid or made provision for the payment of all taxes due under such returns.

        Section 4.10    Employee Benefit Plans.    Purchaser does not have, and has had, any plan that is an employee benefit plan as defined in Section 3(3) of ERISA, nor any other pension, profit sharing, retirement, deferred compensation, disability, hospitalization, medical, life insurance, or other similar employee benefit plan, program, policy, or arrangement.

        Section 4.11    Compliance with Laws.    Purchaser, to the best of its knowledge, is not engaging in any activity or omitting to take any action that is or creates a violation of any law, statute, ordinance, or regulation applicable to Purchaser or the Business, which violation would have a material adverse effect on Purchaser or the Business. Purchaser is not subject to any judgment, order, writ, injunction, or decree issued by any court or any governmental or administrative body or agency which materially affects Purchaser, the Business, or any of the assets and properties of the Business.

        Section 4.12    Environmental Matters.

          (a)  Purchaser has not received notice of any Environmental Claim filed or threatened against it or against any other person or entity whose liability for any Environmental Claim has been retained or assumed either contractually or by operation of law;

          (b)  Purchaser has not disposed of, emitted, discharged, handled, stored, transported, used, or released any Hazardous Materials (or arranged for any of the foregoing), or exposed any employee or other individual to any Hazardous Materials or condition so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws;

          (c)  No Hazardous Materials are, to the knowledge of Purchaser, present in, on, or under any properties owned, leased, or used at any time (including both land and improvements thereon) by Purchaser, and, to the knowledge of Purchaser, no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased, or used at any time (including both land and improvements thereon) by Purchaser so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws.

        Section 4.13    Investment Intent.

          (a)  The OVT Shares being acquired for Purchaser's own account without the participation of any other person, with the intent of holding the OVT Shares for investment and without the intent of participating, directly or indirectly, in a distribution of the OVT Shares and not with a view to, or for resale in connection with, any distribution of the OVT Shares;

          (b)  Purchaser is able to bear the economic risks of the investment in the OVT Shares, including the risk of a complete loss of Purchaser's investment therein;

          (c)  Purchaser understands and agrees that the OVT Shares will be issued and sold to Purchaser without registration under any state law relating to the registration of securities for sale, and will be issued and sold in reliance on the exemptions from registration under the Securities Act provided by Sections 3(b) and/or 4(2) thereof and the rules and regulations promulgated thereunder;

          (d)  The OVT Shares cannot be offered for sale, sold, or transferred by Purchaser other than pursuant to: (A) an effective registration under the Securities Act or in a transaction otherwise in compliance with the Securities Act; and (B) evidence satisfactory to OVT of compliance with the applicable securities laws of other jurisdictions. OVT shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws; and

          (e)  Purchaser has had the opportunity to ask questions of and receive answers from OVT and any person acting on its behalf, and to obtain all material information reasonably available with respect to OVT and its affairs, and has received satisfactory answers to all such questions and received all documents and other information requested of OVT.

ARTICLE 5. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

        The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction by OVT and Sellers on or before the Closing Date, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by Purchaser:

        Section 5.1    Certificate Regarding Representations and Warranties.    All information required to be furnished or delivered by Sellers pursuant to this Agreement shall have been furnished or delivered as of the date hereof and as of the Closing Date, as required hereunder; the representations and warranties made by Sellers and OVT in Article 3 hereof shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except that such representations and warranties may be untrue or incorrect as a result of actions or transactions expressly permitted by this Agreement or actions or transactions of Sellers made with the prior written consent of Purchaser); and Purchaser shall have received a certificate dated as of the Closing Date executed by an authorized officer of OVT and each Shareholder to such effect.

        Section 5.2    Compliance by OVT and Sellers.    OVT and Sellers shall have duly performed all of the covenants, agreements, and conditions contained in this Agreement to be performed by OVT and Sellers on or prior to the Closing Date, and Purchaser shall have received a certificate, dated as of the Closing Date, executed by Sellers and an authorized officer of OVT, to such effect.

        Section 5.3    No Injunction, Etc.    No action, proceeding, investigation, regulation, or legislation shall be pending or threatened which seeks to enjoin, restrain, or prohibit Purchaser, or to obtain substantial damages from Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the Business, which, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated by this Agreement.

        Section 5.4    Operation in the Ordinary Course.    The Sellers and OVT shall have operated the Business in the ordinary course (except as otherwise permitted by this Agreement or as agreed to by Purchaser as evidenced by Purchaser's prior written consent), and Purchaser shall have received a certificate dated as of the Closing Date, executed by an authorized officer of OVT and Sellers to such effect.

        Section 5.5    No Adverse Change.    There shall not have been any material adverse change in the Business or condition, financial or otherwise, of OVT since September 30, 2002, and Purchaser shall have received a certificate dated as of the Closing Date, executed by an authorized officer of OVT and Sellers to such effect.

        Section 5.6    Proceedings.    The form and substance of all opinions, certificates, assignments, orders, and other documents and instruments, hereunder shall be satisfactory in all reasonable respects to Purchaser and its counsel.

        Section 5.7    Closing Documents.    Purchaser shall have received each of the agreements, instruments, and certificates described in Section 2.4(a), in each case executed by OVT, Sellers, or the other parties thereto.

        Section 5.8    OVT Shareholders.    Sellers shall hold all of the outstanding capital stock of OVT.

ARTICLE 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

        The obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date hereunder, of each of the following conditions, all or any of which may be waived, in whole or in part, by Sellers

        Section 6.1    Certificate Regarding Representations and Warranties.    All information required to be furnished or delivered by Purchaser pursuant to this Agreement shall have been furnished or delivered as of the date hereof and the Closing Date as required hereunder; the representations and warranties made by Purchaser in Article 4 hereof (as amended, if necessary) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; and Sellers shall have received a certificate dated the Closing Date, executed by an authorized officer of Purchaser to such effect.

        Section 6.2    Compliance by Purchaser.    Purchaser shall have duly performed all of the covenants, agreements, and conditions contained in this Agreement to be performed by Purchaser on or before the Closing Date, and Sellers shall have received a certificate dated the Closing Date, executed by an authorized officer of Purchaser, to such effect.

        Section 6.3    No Injunction, Etc.    No action, proceeding, investigation, regulation, or legislation shall be pending or overtly threatened which seeks to enjoin, restrain, or prohibit OVT or Sellers or to obtain substantial damages from OVT or Sellers in respect of the consummation of the transactions contemplated hereby, which, in the reasonable judgment of Sellers would make it inadvisable to consummate such transactions.

        Section 6.4    Certificates.    The Sellers shall have received from Purchaser all such certificates, dated as of the Closing Date, as OVT shall reasonably request to evidence the fulfillment by Purchaser, or such other satisfaction as of the Closing Date, of the terms and conditions of this Agreement.

ARTICLE 7. CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

        Section 7.1    Confidentiality.    All documents and information (written and oral) furnished to the parties to this Agreement or to which such parties are given access (the "Information") shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated by this Agreement and, upon termination of this Agreement for any reason without completion of the Closing, the party receiving Information shall return to the party which furnished such Information all documents or other materials containing, reflecting or referring to Information, shall keep confidential all Information, and shall not directly or indirectly use Information for any competitive purpose. The obligations under this Section 7.1 shall not apply to disclosures required by applicable law, or to any information which was already in the possession of the party receiving Information prior to the disclosure thereof by the party furnishing the Information; was then generally known to the public; became known to the public through no fault of the party receiving the Information; or was disclosed to the party receiving the Information by a third party not bound by an obligation of confidentiality. If the transactions contemplated by this Agreement are not consummated, then each of the parties to this Agreement agrees to keep confidential and shall not use for its own benefit any of the Information (unless in the public domain) obtained from any other party and shall promptly return to such other parties all schedules, documents or other written information (without retaining copies thereof) previously obtained from such other parties.

        Section 7.2    Public Announcements.    OVT, Sellers, and Purchaser will consult with each other before issuing any press releases or otherwise making any public statements or filings with governmental entities with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements or filings with governmental entities prior to such consultation and shall modify any portion thereof if the other party objects thereto, unless the same may be required by applicable law.

ARTICLE 8. TERMINATION

        Section 8.1    Termination.    This Agreement may be terminated prior to the Closing:

          (a)  by the mutual consent of Purchaser and OVT;

          (b)  by Purchaser if any condition in Article 5 becomes impossible of performance or has not been satisfied in full or previously waived by Purchaser in writing at or prior to the Closing Date;

          (c)  by Sellers if any condition in Article 6 becomes impossible of performance or has not been satisfied in full or previously waived by OVT in writing at or prior to the Closing Date; or

          (d)  by either party (other than a party that is in material breach of its obligations under this Agreement) if the Closing shall not have occurred on or before November 26, 2002 (the "Termination Date"), subject to the right of Purchaser to extend the Termination Date by written notice to Sellers for a five (5) day period. Purchaser may exercise its right to extend the Termination Date on not more than one (1) occasion.

        Section 8.2    Rescission.    In the event that;

          (a)  Purchaser shall fail to make the contribution to the capital of OVT specified in Section 2.5(d) of this Agreement within the time frame specified, Sellers may by written notice to Purchaser rescind the transaction contemplated by this Agreement. Effective only upon receipt of such a notice of rescission, Purchaser irrevocably authorizes Sellers to make entries on the stock transfer ledgers of OVT transferring all outstanding OVT shares into the names of Sellers as their interests appear on Schedule 1 hereto. Effective only upon the sending of such a notice of rescission, Sellers irrevocably authorize Purchaser to make entries on the stock transfer ledgers of Purchaser canceling the Purchaser Shares. This right expires at the closing of the Private Placement.

          (b)  If OVT shall fail to attain the OVT Target Revenue within the time frame specified, Purchaser may be written notice to Sellers rescind the transaction contemplated by this Agreement. Effective only upon receipe of such notice of rescission, Sellers irrevocably authorize Purchaser to make entries on the stock transfer ledgers of Purchaser conceling the Purchaser Shares. Purchaser irrevocably authorizes Sellers to make entries on the stock transfer ledgers of OVT transferring all outstanding OVT shares into the names of Sellers as their interests appear on Schedule 1 hereto. This right expires fifteen (15) days after the date the audited financial statements for the fiscal year of OVT ended September 30, 2003 are filed with the SEC.

ARTICLE 9. GENERAL PROVISIONS

        Section 9.1    Fees and Expenses.    Except as otherwise specifically provided in this Agreement, Purchaser shall pay all fees and expenses incurred by Purchaser, Sellers, and by OVT in connection with the transactions contemplated by this Agreement, including without limitation all legal, accounting, and professional advisor fees incurred by Purchaser, OVT, and Sellers.

        Section 9.2    Notices.    All notices, request, demands, and other communications hereunder shall be in writing and shall be effective when delivered (i) in person or by courier or when received by facsimile transmission, or (ii) five days after deposit, postage-prepaid, in the U.S. Mail, or mailed by registered first class or certified mail, in each case addressed as follows:

  If to Sellers:

    Addressed to the specific Seller at the OVT address

  If to OVT:

    OVT, Inc.
    1650 Oakbrook Drive
    Suite 405
    Norcross, GA 30093
    Attn: Richard E. Bennett, Jr.
    Telephone: (770) 729-8777 ext 238
    Telecopier: (770) 729-8028

  If to Purchaser:

    Armagh Group Inc.
    C/O of Baker Donelson Bearman and Caldwell
    5 Concourse Parkway
    Suite 900
    Atlanta, GA 30328
    Attn: Gerardo M. Balboni II, Esq.
    Telephone: (404) 812-3111
    Telecopier: (404) 812-3101

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 9.2. Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner above provided for giving notice.

        Section 9.3    Assignment and Binding Effect.    Prior to Closing, this Agreement shall not be assignable by any of the parties hereto without the written consent of the other.

        Section 9.4    No Benefit to Others.    The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the parties hereto, and their heirs, executors, administrators, legal representatives, successors, and assigns and they shall not be construed as conferring any rights on any other persons, or limiting any rights of any party hereto against any other person or entity.

        Section 9.5    Headings, Gender, and Person.    All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

        Section 9.6    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when each counterpart has been signed by each party and delivered to the other party hereto.

        Section 9.7    Integration of Agreement.    This Agreement supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the party against which the enforcement of such change, waiver, discharge, or termination is sought.

        Section 9.8    Governing Law.    This Agreement shall be construed under the laws of the State of Delaware without giving effect to its conflict of laws.

        Section 9.9    Severability.    Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable. The Court in its discretion may substitute for the deleted provision an enforceable provision which reasonably approximates the excluded provision.

        Section 9.10    Arbitration.    Any controversy, dispute, claim for which Purchaser or Sellers may seek relief and pursue all available remedies at law or inequity, including injunctive release, may be submitted to arbitration in accordance with the rules of the American Arbitration Association. The decision reached by the American Arbitration Association is final and binding and not subject to appeal.

        IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed all as of the day and year first above written.

PURCHASER:
By:
/s/ DARREN BREITKREUZ Darren Breitkreuz, President
OVT:
By:
/s/ RICHARD E. BENNETT, JR. Richard E. Bennett, Jr., President
SELLERS:
/s/ RICHARD E. BENNETT, JR. Richard E. Bennett, Jr.

/s/ ROBERT J. WALTERS Robert J. Walters

/s/ WILLIAM R. DUNAVANT William R. Dunavant

SCHEDULE 1
TO
STOCK EXCHANGE AGREEMENT

        Sellers and Their Interests

Seller	OVT Shares	Purchaser Shares
Richard E. Bennett, Jr.	4,000,000	4,000,000
Robert J. Walters	4,000,000	4,000,000
William R. Dunavant	4,000,000	4,000,000

EXHIBIT A
TO
STOCK EXCHANGE AGREEMENT

Summary of Terms
of
Series A Convertible Preferred Stock

Securities:	Series A Convertible Preferred Stock (the "Series A Preferred") of the Company. The Series A Preferred is convertible into shares of the Company's Common Stock (the "Common Stock").
Number and type of Shares:	12,000,000 shares of Series A Preferred all of which are Purchaser Shares.
Rights, Preferences, Privileges, and Restrictions of the Series A Preferred:
(1) Dividends: The Company may not declare, pay, or set aside for payment any dividend payable in cash, property, or evidences of indebtedness, on shares of Common Stock unless and until the Company shall have declared and paid a dividend on the Series A Preferred in an amount equal to the amount proposed to be paid on Common Stock.

(2) Liquidation: In the event of any Liquidation of the Company, the assets of the Company remaining after all debts of the Company have been satisfied, or a reserve therefor established and set aside, will be distributed ratably to the holders of the Series A Preferred and the holders of Common Stock, with each share of Series A Preferred being treated the same as a share of Common Stock. As used herein, "Liquidation" means any sale, lease, or other disposition of all or substantially all of the assets of the Company.

(3) Automatic Conversion: Each share of Series A Preferred shall automatically convert into one share of Common Stock effective upon the filing of an amendment to the Certificate of Incorporation of the Company effecting a three for one reverse stock split, provided however, that the shares of Series A Preferred shall convert into not less than 63.34% of the outstanding common stock after giving effect to the conversion. The reverse stock split shall not reduce the number of shares of Common Stock issued upon conversion of the Series A Preferred.

(4) Voting Rights: Holders of Series A Preferred shall vote together with holders of Common Stock as a single class on all matters submitted for consideration by holders of voting securities. Each share of Series A Preferred shall entitle the holder thereof to one vote.

1

QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
CROSS-REFERENCE TO DEFINED TERMS
STOCK EXCHANGE AGREEMENT
Background
Agreement
ARTICLE 1. PURCHASE AND SALE OF THE SHARES
ARTICLE 2. PROCEDURE FOR CLOSING
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF OVT AND SELLERS
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE 5. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
ARTICLE 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
ARTICLE 7. CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS
ARTICLE 8. TERMINATION
ARTICLE 9. GENERAL PROVISIONS
SCHEDULE 1 TO STOCK EXCHANGE AGREEMENT
EXHIBIT A TO STOCK EXCHANGE AGREEMENT